Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Oritani Financial Corp. and subsidiaries:

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Oritani Financial Corp. and subsidiaries, of our report dated September 13, 2016, with respect to the consolidated statements of income, comprehensive income, stockholders' equity, and cash flows of Oritani Financial Corp. and subsidiaries for the year ended June 30, 2016, and the related notes (collectively, the "consolidated financial statements"), which report appears in the June 30, 2018 Annual Report on Form 10-K of Oritani Financial Corp. and subsidiaries.

/s/ KPMG LLP
Short Hills, New Jersey
 August 29, 2018